Exhibit 99.1

PacBio Announces a Private Convertible Exchange Transaction of $459 Million Principal Amount of 1.50% Convertible Senior Notes due 2028

MENLO PARK, Calif., Nov. 07, 2024 (GLOBE NEWSWIRE) -- PacBio (NASDAQ: PACB), a leading developer of high-quality, highly accurate sequencing solutions, today announced that it has entered into a privately negotiated exchange agreement with a holder of PacBio's remaining outstanding 1.50% Convertible Senior Notes due 2028 (the “2028 Notes”), pursuant to which PacBio will (i) issue $200 million principal amount of its 1.50% Convertible Senior Notes due 2029 (the “New Notes”), (ii) issue 20,451,570 shares (the “Shares”) of PacBio’s common stock (“common stock”), and (iii) make a cash payment in the amount of $50 million (the “Cash Consideration”) in exchange for $459 million principal amount of the 2028 Notes (the “Exchange Transaction”), in a transaction exempt from registration under the Securities Act of 1933, as amended, and the rules and regulations thereunder. The Exchange Transaction is expected to close on or about November 21, 2024, subject to customary closing conditions.

“This transaction meaningfully reduces and extends the duration of our long-term debt while balancing shareholder dilution and impact to our cash,” said Christian Henry, President and Chief Executive Officer. “This exchange with SB Northstar LP demonstrates the Company’s commitment to our shareholders and customers to optimize our capital structure and build a long-term sustainable business around our industry-leading technologies. With our earliest debt maturities now in August of 2029, this strengthens our financial position and gives us greater flexibility.”

The New Notes will have an initial conversion rate of 204.5157 shares of common stock per $1,000 principal amount of the New Notes (which is equal to an initial conversion price of approximately $4.89 per share of common stock), subject to customary anti-dilution and other adjustments. The New Notes will mature on August 15, 2029, unless earlier repurchased, redeemed or converted. The New Notes will pay interest semi-annually on each February 15 and August 15, commencing on February 15, 2025, at a rate of 1.50% per annum. Upon conversion, the Company will have the right to elect settlement in cash, shares of common stock or any combination thereof in its sole discretion. The New Notes will be subject to certain covenants.

In exchange for issuing the New Notes and Shares and providing the Cash Consideration pursuant to the Exchange Transaction, PacBio will receive and cancel the exchanged 2028 Notes. Following the closing of the Exchange Transaction, there will be no more 2028 Notes outstanding.

Additional information regarding this announcement may be found in a Current Report on Form 8-K that the Company intends to file today with the U.S. Securities and Exchange Commission.

Goldman Sachs & Co. LLC acted as financial advisor to PacBio in connection with the Exchange Transaction.

About PacBio

PacBio (NASDAQ: PACB) is a premier life science technology company that designs, develops, and manufactures advanced sequencing solutions to help scientists and clinical researchers resolve genetically complex problems. Our products and technologies stem from two highly differentiated core technologies focused on accuracy, quality and completeness which include our HiFi long-read sequencing and our SBB® short-read sequencing technologies. Our products address solutions across a broad set of research applications including human germline sequencing, plant and animal sciences, infectious disease and microbiology, oncology, and other emerging applications. For more information, please visit www.pacb.com and follow @PacBio.

PacBio products are provided for Research Use Only. Not for use in diagnostic procedures.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995 regarding the planned offering. All statements other than statements of historical fact are forward-looking statements, including statements relating to PacBio's ability to scale the company, achieve positive cash flow, realize anticipated benefits from the Exchange Transaction and bring innovative sequencing solutions to the market. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, failure to consummate the Exchange Transaction or realize the anticipated benefits of the Exchange Transaction, including due to the satisfaction of customary closing conditions and prevailing market conditions or for other reasons, PacBio's failure to reach positive cash flow when anticipated, if at all, and the impact of general economic, industry or other conditions in the United States or internationally. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances, and other factors that are, in some cases, beyond PacBio's control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Readers are strongly encouraged to read the full cautionary statements contained in PacBio's filings with the Securities and Exchange Commission, including the risk factors set forth in PacBio's most recent Quarterly Report on Form 10-Q, filed August 9, 2024. PacBio undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contacts
For investors:
Todd Friedman
IR@pacificbiosciences.com

For media:
PR@pacificbiosciences.com

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